Exhibit h(5)(d)

NOTICE OF VOLUNTARY FEE WAIVER

THIS NOTICE OF VOLUNTARY FEE WAIVER is provided as of February 27, 2015, to Mainstay Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A (each a “Fund”), by NEW YORK LIFE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated, Management Agreement, dated February 27, 2015, as amended (the “Agreement”) with the Trust (the “Management Agreement”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Fund, and Fund shareholders to voluntarily waive the Management Fees of the Fund; and

WHEREAS, the Manager understands and intends that the Fund will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;

NOW, THEREFORE, the hereby provides notice as follows:

1.	Fee Waiver by the Manager. Effective February 27, 2015, the Manager agrees to voluntarily waive a portion of its Management Fees to the levels listed on Schedule A.

2.	Termination. The voluntary Management Fee Waiver may be terminated by the Manager at any time upon written notice to the Board of Trustees of the Trust.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Drew E. Lawton________________
Drew E. Lawton
Chief Executive Officer

Agreed and Accepted

MainStay Funds Trust

By: /s/Stephen P. Fisher________________

Stephen P. Fisher

President

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SCHEDULE A

(As of February 27, 2015)

Voluntary Management Fee Waiver

MainStay Marketfield Fund

The Manager has agreed to a voluntarily fee waiver of 0.02% on assets over $22.5 billion such that the Management Fee shall be:

1.40% up to $7.5 billion;

1.38% from $7.5 billion to $15 billion;

1.36 from $15 billion to $22.5 billion; and

1.34% in excess of $22.5 billion

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